Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Telecom Italia S.p.A. for the registration of debt securities of Telecom Italia Capital S.A. and to the incorporation by reference therein of our reports dated March 26, 2008, with respect to the consolidated financial statements of Telecom Italia S.p.A. and subsidiaries, and the effectiveness of internal control over financial reporting of Telecom Italia S.p.A. included in the Form 20-F for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy

December 23, 2008